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                                                                    Exhibit 99.6

                Notes to Pro Forma Combined Financial Statements


Distribution of Impark

       In March 2000, the Registrant distributed all common stock of Impark to its shareholders. One share of Impark common stock was distributed for every 20 of the Registrant's common shares of beneficial interest held on March 20, 2000. Approximately 2.1 million shares of Impark common stock were distributed. As part of the spin-off, the Registrant repaid Impark's bank credit facility of approximately $24.2 million, contributed approximately $7.5 million of cash, contributed its 14 Canadian parking properties and $6.7 million for a parking development located in San Francisco, California.

Sale of Crossroads Shopping Center

       In April 2000, the Registrant sold Crossroads Shopping Center for $80.1 million, of which approximately $78.1 million was applied against a loan payable to the purchaser, the assumption of the first mortgage debt on the property and other liabilities. The Registrant recognized a gain on the sale of approximately $59 million, less an extraordinary loss on extinguishment of debt of approximately $2.4 million.

Sale of Temple Mall

       In August 2000, the Registrant received approximately $2.4 million representing its 50% non-controlling ownership interest in the net proceeds from the sale of Temple Mall. The Registrant accounted for its interest in Temple Mall as an investment in a joint venture using the equity method of accounting. The Registrant will recognize a gain from the investment in a joint venture of approximately $.7 million during the third quarter of 2000. Temple Mall was sold for approximately $25.7 million, of which approximately $19.5 million was applied against the first mortgage debt on the mall. In addition, the joint venture repaid its $1.2 million note payable to the Registrant from cash reserves.

Contract for Sale of Properties

       In September 2000, the Registrant signed two sales contracts for a significant asset sale to Radiant. The proposed transactions contemplate the sale of certain real estate assets (the "Purchased Assets") for a sales price of approximately $205 million (which includes approximately $117 million in assumed mortgage debt at June 30, 2000) and subject to certain adjustments including the Registrant's share of certain transaction costs.

The assets assumed to be purchased by Radiant include:

       -     55 Public Square and CEI Office Buildings - Cleveland, Ohio

       -     55 Public Square Garage - Cleveland, Ohio

       -     West Third Street Parking Lot - Cleveland, Ohio

       -     North Valley Tech Center - Thornton, Colorado

       -     Two Rivers Business Center - Clarksville, Tennessee

       -     Westgate Shopping Center - Abilene, Texas

       -     Pecanland Mall - Monroe, Louisiana

       -     Huntington Garage - Cleveland, Ohio

       -     Long Street Garage - Columbus, Ohio

       -     Madison and Wells Garage - Chicago, Illinois

       -     Printers Alley Garage - Nashville, Tennessee


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       -     5th and Marshall Garage - Richmond, Virginia

       - Club Associates' note receivable, face amount of approximately $1.5 million.

       - Ancillary assets including furniture, fixtures and equipment, and reserve and escrow accounts of the Purchased Assets

       - Net operating income from all of the Purchased Assets from June 1, 2000 less capital expenditures committed subsequent to May 9, 2000 further reduced by 66.6% of asset management fees paid to Radiant Partners, LLC from June 1, 2000 until the closing of the transaction

The Registrant would retain ownership of the following assets:

       -     Unrestricted cash and Treasury bills

       -     Convertible preferred investment in HQ Global Workplaces

       -     Severance and prior trustees escrow account

       -     Park Plaza Mall - Little Rock, Arkansas

       -     Circle Tower - Indianapolis, Indiana

       -     Peachtree Mall legal claim

The Registrant will remain liable for the following obligations:

             -     8.2% convertible preferred shares

             -     8.875% Publicly-traded senior notes

             - Dallas management office lease (the Registrant has sub-leased this space)

             - Certain liabilities relating to the Purchased Assets arising prior to June 1, 2000, except for certain potential liabilities of the Westgate Shopping Center

             - Corporate expenses and liabilities not related to the Purchased Assets

             -     Property level mortgage debt on retained assets

             -     Other ordinary course liabilities

       Radiant Partners, LLC would continue to manage the Registrant's remaining assets for $250,000 per year for two years.

       The sales contracts are subject to several conditions, including the consent of shareholders of the Registrant. The closing, if it occurs, is expected to occur during the fourth quarter of 2000, although it may be extended under certain circumstances to a date not later than April 29, 2001.